Exhibit 15.4

April 27, 2026

Ascentage Pharma Group International

68 Xinqing Road

Suzhou Industrial Park

Suzhou, Jiangsu

People’s Republic of China

Re: Ascentage Pharma Group International

Ladies and Gentlemen,

We consent to the references to our firm under the headings “Industry and Market Data,” “Item 4. Information on the Company—B. Business Overview” and “Item 5. Operating and Financial Review and Prospects—A. Operating Results” in Ascentage Pharma Group International’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) on April 28, 2026.

In addition, we also consent to the inclusion of our opinion as discussed in the headings “Industry and Market Data,” “Item 4. Information on the Company—B. Business Overview” and “Item 5. Operating and Financial Review and Prospects—A. Operating Results” in the Annual Report and further consent to our opinion as set forth in this Annual Report being incorporated by reference into the Registration Statement on Form S-8 (No. 333-284445).

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Exchange Act, or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Signature:	/s/ Tracy Wang
Name:	Tracy Wang
Title:	Consulting Manager